Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC, ANNOUNCES SECOND QUARTER 2013
FINANCIAL RESULTS

-2Q13 Total Net Revenues Increased by 29% vs. 2Q12 to $100.5 MM -

-2013 Guidance Updated-

CHESTERBROOK, PA (August 1, 2013) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the quarter ending on June 30, 2013.  The Company also highlighted select commercial, regulatory and clinical development progress in the second quarter of 2013 and has updated its previously announced financial guidance for 2013.

For the quarter ended June 30, 2013, Auxilium reported net revenues of $100.5 million, compared to net revenues of $78.2 million in the second quarter of 2012, an increase of 29%.  For the second quarter of 2013, XIAFLEX® U.S. net revenues increased by 26% over the comparable 2012 period  and U.S. Testim® net revenues decreased by 15% .  Revenues from Auxilium’s recently acquired subsidiary, Actient Holdings LLC, resulted in sales for the period of April 26, 2013 (the date of the acquisition) through June 30, 2013 of $27.3 million.

Auxilium reported net income for the quarter ending June 30, 2013 of $11.0 million, or $0.22 per share on a non-GAAP basis compared to non-GAAP net income of $11.6 million, or $0.24 per share for the quarter ending June 30, 2012.  On a U.S. GAAP basis, Auxilium reported net income of $57.1 million, or $1.16 per share basic and $1.15 per share fully diluted, compared to net income of $7.7 million, or $0.16  per share (basic and fully diluted), reported for the second quarter of 2012.  The U.S. GAAP results for the quarter ending June 30, 2013 included a $92.4 million tax benefit recorded as a result of the Actient acquisition.  The foregoing non-GAAP financial measures should not be relied upon as an alternative to GAAP measures.  A description of the non-GAAP calculations and reconciliation to the closest comparable GAAP measures, as well as the Company’s rationale for the utility to investors of the non-GAAP measures it has elected to report, are provided in tables 1 and 2.

“In the second quarter of 2013, Auxilium achieved strong growth and record net revenues, and we are confident of  achieving the $20 million synergy target we have set for  2014 from the integration of Actient,” said Adrian Adams, Chief Executive Officer and President of Auxilium.  “For the remainder of 2013 and beyond, we will continue to focus on delivering excellence in execution with a new commercial structure and a broader and more diversified product portfolio.  We also look forward to the upcoming PDUFA date for XIAFLEX for the treatment of Peyronie’s disease and are planning a potential launch in the U.S. in the fourth quarter, pending FDA approval for this indication.”

Second Quarter 2013 and Recent Highlights:

•                  Today, Auxilium and GlaxoSmithKline LLC are announcing the mutual termination of our U.S. co-promotion of Testim for the treatment of male hypogonadism effective tomorrow.

•                  Auxilium is also announcing today that it has finalized its plans for its new sales force allocation.  Moving forward the Company will utilize three field forces with a total of approximately 255 territories.  The Primera sales force will consist of approximately 150 territories and will be responsible for Testim and Edex.  The Innovia sales force will consist of approximately 60 territories and will be responsible for selling Testopel and Osbon ErecAid.  The Innovia sales force will also have primary responsibility for selling XIAFLEX in Peyronie’s disease, assuming this indication receives approval by the U.S. FDA.  The Agilis sales force will be responsible for selling XIAFLEX in Dupuytren’s contracture and will consist of approximately 47 territories.

•                  On July 15, 2013, the Company and Swedish Orphan Biovitrum AB (STO: SOBI) announced a long-term collaboration for the development, supply and commercialization of XIAPEX®  (collagenase clostridium histolyticum), a novel, first-in-class biologic for the treatment of Dupuytren’s contracture, in 71 Eurasian and African countries.  In addition, work is on-going to file for approval of XIAPEX for the treatment of Peyronie’s disease in the EU. Under the terms of the agreement, Auxilium expects to receive significant tiered double-digit royalties based on sales of XIAPEX in Sobi’s territories, which will also cover payment for product supply.  Additionally, Auxilium could receive up to $40 million in potential sales milestone payments from Sobi.

•                  In the second quarter of 2013, Auxilium completed enrollment for a 725 patient study with XIAFLEX for the concurrent treatment of multiple palpable cords that, if successful, could allow the Company to seek FDA approval and expansion of the Dupuytren’s label.   Top-line data from this study is now expected by the end of 2013.

•                  On April 29, 2013, Auxilium announced that it had completed the acquisition of Actient Holdings LLC (“Actient”), a private urology specialty therapeutics company, for $585 million in upfront cash plus certain contingent consideration and warrants to purchase Auxilium common stock.

Second Quarter 2013 Financial Details

Total revenues for the three months ended June 30, 2013 were $100.5 million, an increase of 29% over the $78.2 million recorded in the second quarter of 2012.  This increase in net revenues was due to increases in U.S. sales of XIAFLEX and the addition of the Actient products, which are included in Auxilium results since the closing of the transaction on April 26, 2013.  For the second quarter of 2013, U.S. XIAFLEX net revenues increased by 26% and U.S. Testim net revenues decreased by 15% over the comparable 2012 period. See Table 3 attached for further details on revenues.

On a non-GAAP basis, gross margin on net revenues was 77% for the quarter ended June 30, 2013 compared to 77% for the comparable period in 2012.  The gross margin rate was favorably impacted by the inclusion of the acquired higher margin Actient product revenues in the second quarter of 2013, offset by a decline in XIAFLEX U.S. product sale margins due to lower production volumes and spending on XIAFLEX manufacturing initiatives and write downs of XIAPEX international inventories to estimated net realizable value.

On a non-GAAP basis, research and development spending for the quarter ended June 30, 2013 was $12.9 million compared to $9.5 million in the comparable 2012 period.  This increase in expense results principally from spending on the ongoing XIAFLEX multi-cord phase III clinical trial for Dupuytren’s contracture, partially offset by lower spending  on XIAFLEX  clinical trials for the treatment of Peyronie’s disease.

On a non-GAAP basis, selling, general and administrative costs for the quarter ended June 30, 2013 were $50.7 million, compared to $39.3 million in the comparable 2012 period.  This increase was primarily due to the Actient acquisition, an increase in marketing and advertising spend related to the potential launch, if approved, of XIAFLEX for the treatment of Peyronie’s disease, and an increase in legal costs.

The non-GAAP net income for the second quarter of 2013 was $11.0 million, or $0.22 per share, compared to non-GAAP  net income of $11.6 million, or $0.24 per share, for the second quarter of 2012.

As of June 30, 2013, Auxilium had $74.6 million in cash, cash equivalents and short-term investments, compared to $157.4 million at December 31, 2012, and outstanding debt of $288.2 million ($350 million at par value) in Convertible Notes and $211.7 million ($222 million par value) in a senior secured term loan.

The foregoing non-GAAP financial measures should not be relied upon as an alternative to GAAP measures.  A description of the non-GAAP calculations and reconciliation to the closest comparable GAAP measure, as well as the Company’s rationale for the utility to investors of the non-GAAP measures it has elected to report, is provided in the accompanying tables 1 and 2 captioned “Reconciliation of GAAP to Non-GAAP Net Income (Loss).”

Updated Guidance:

Management is updating previously announced non-GAAP guidance as follows:

	Updated	Prior
	Guidance	Guidance(1)
Xiaflex:
US Revenues	55 - 65	55 - 65
Ex US / Def Rev	13 - 15	10 - 15
Total Xiaflex	68 - 80	65 - 80

Global Testim Revenues	210 - 225	210 - 240

Testopel(2),(3)	45 - 55	N / A

Other Revenues(2),(3)	40 - 45	85 - 95

Total Revenues(3)	363 - 405	360 - 415

R & D (non-GAAP)	45 - 55	N / A

S G & A (non-GAAP)	205 - 215	N / A

Interest Expense (non-GAAP)	10 - 15	N / A

Non-GAAP Net Income (Loss)	23 - 28	Accretive to 18 - 23

(1)Guidance given on April 29, 2013

(2)Testopel and other revenues was combined and provided as “Actient Revenues” in April 29, 2013 guidance

(3)2013 Revenue guidance represents only 8 months of Actient revenue

Conference Call

Auxilium will hold a conference call today, August 1, 2013 at 10:00 a.m. ET, to discuss second quarter 2013 results. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 7:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until November 1, 2013.

Conference call details:
Date:	Thursday, August 1, 2013
Time:	10:00 a.m. ET
Dial-in (U.S.):	877-415-3184
Dial-in (International):	857-244-7327
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:

Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	62010696

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences.  Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum (CCH)) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Swedish Orphan Biovitrium AB has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 71 Eurasian and African countries.  Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium also markets TESTOPEL®, the only FDA-approved long-acting implantable testosterone replacement therapy, Edex®, the leading branded non-oral drug for erectile dysfunction, Striant®, a buccal system for testosterone delivery, Osbon ErecAid®, the leading device for aiding erectile dysfunction, and also has a non-promoted respiratory franchise, including Theo-24® and Semprex®-D, along with three other non-promoted products, in the U.S.  Auxilium has three projects in clinical development.  XIAFLEX is in phase III of development for the treatment of Peyronie’s disease.  CCH is in phase II of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase II of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to: whether our product resource allocations are in-line with their respective growth opportunities; whether and when we will launch XIAFLEX for the treatment of Peyronie’s disease in the U.S.; whether and when we will receive FDA approval for Peyronie’s disease in the U.S.; whether our collaboration with Sobi will improve on the growth of XIAPEX in the EU territories; whether and when we will receive the indicated milestone or royalty payments from SOBI; whether XIAFLEX studies for treatment of multiple palpable cords will be successful and result in our seeking FDA approval and expansion of the Dupuytren’s label and whether top-line data from the study will be available by the end of 2013; whether we will achieve our financial guidance for 2013; and the degree to which our actual results meet our projections .  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1- Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In millions, except per share amounts)

(Unaudited)

	3 Months Ended June 30, 2013				3 Months Ended June 30, 2012
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Net revenues*	$100.5	$—		$100.5	$78.2	$—		$78.2
Operating expenses:
Cost of goods sold	27.2	(4.5	)(a)	22.7	17.8	0.0	(a)	17.8
Research and development	13.6	(0.7	)(b)	12.9	10.2	(0.6	)(b)	9.5
Selling, general and administrative	74.9	(24.2	)(c)	50.7	42.6	(3.2	)(c)	39.3
Amortization of purchased intangibles	10.9	(10.9	)(d)	—		—		—
Contingent consideration	2.3	(2.3	)(e)	—		—		—
Total operating expenses	128.9	(42.6)		86.3	70.6	(3.9)		66.7
Income (loss) from operations	(28.4)	42.6		14.3	7.6	3.9		11.5
Interest income (expense), net	(6.9)	3.7	(f)	(3.2)	0.1	—		0.1
Income (loss) before Income taxes	(35.3)	46.3		11.0	7.7	3.9		11.6
Income tax benefit	92.4	(92.4	)(g)	—		—		—
Net income (loss)	$57.1	$(46.1)		$11.0	$7.7	$3.9		$11.6

Net income (loss) per common share:
Basic	$1.16			$0.22	$0.16			$0.24
Diluted	$1.15			$0.22	$0.16			$0.24

Shares used to compute net income (loss) per share:
Basic	49.3			49.3	48.6			48.6
Diluted	49.6			49.6	49.2			49.2

* Actient revenues are included for the time period from April 26, 2013 to June 30, 2013

	3 Months	3 Months
	Ended June 30, 2013	Ended June 30, 2012
Adjustments to:
(a) Costs of goods sold:
Employee stock-based compensation (1)	$(0.0)	$0.0
Acquired inventory step -up value (2)	(4.5)	—
Total	$(4.5)	$0.0

(b) Research and development:
Employee stock-based compensation (1)	(0.7)	(0.6)

(c) Selling, general and administrative:
Employee stock-based compensation (1)	(3.5)	(3.2)
Acquisition related severence costs (3)	(10.0)	—
Acquisition related transaction and integration costs (3)	(10.7)	—
Total	$(24.2)	$(3.2)

(d) Amortization of purchased intangibles (4)	(10.9)	—

(e) Contingent consideration (5)	(2.3)	—

(f) Interest income (expense), net
Non-cash interest expense related to convertible debt and term loan (6)	3.7	—

(g) Income tax benefit (7)	(92.4)	—

(1)   The effects of employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions.  We believe this is a useful measure for employees because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how Auxilium management internally manages the business.

(2)   The effects of recognition of the step-up in value of inventory acquired in the Actient acquisition are excluded because this expense is non-cash and, consequently, we believe investors are able to more accurately compare our operating results to those of our peer companies.  Additionally, the amounts excluded are not indicative of anticipated ongoing operations.

(3)   The effects of non-recurring expenses related to the acquisition and integration are excluded because of the non-cash nature of these expenses and, we believe, such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies.  Additionally, the amounts excluded are not indicative of anticipated ongoing operations.

(4)   The effects of amortization of  intangible assets acquired in the Actient acquisition are excluded because this expense is non-cash and, we believe, such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies.

(5)   The effects of change in contingent consideration are excluded due to the nature of this charge, which is related to the change in the fair value of the liability for contingent consideration in connection with the acquisition of Actient. We believe such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies and is reflective of how Auxilium management internally manages the business.

(6)   The effects of non-cash interest related to the convertible senior notes due 2018 and the term loan due 2017 are excluded.  We believe such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies, and is reflective of how Auxilium management internally manages the business.

(7)   The effects of non-cash tax benefit related to the acquisition of Actient is excluded because of its non-recurring nature. We believe such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies.

AUXILIUM PHARMACEUTICALS, INC.

Table 2- Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In millions, except per share amounts)

(Unaudited)

	6 Months Ended June 30, 2013				6 Months Ended June 30, 2012
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Net revenues*	$166.7	$—		$166.7	$151.8	$—		$151.8
Operating expenses:
Cost of goods sold	42.3	(4.6	)(a)	37.7	34.4	(0.0	)(a)	34.4
Research and development	25.5	(1.4	)(b)	24.1	22.2	(1.2	)(b)	20.9
Selling, general and administrative	119.2	(27.3	)(c)	91.9	89.5	(6.3	)(c)	83.2
Amortization of purchased intangibles	10.9	(10.9	)(d)	—	—	—		—
Contingent consideration	2.3	(2.3	)(e)	—	—	—		—
Total operating expenses	200.1	(46.4)		153.8	146.1	(7.6)		138.5
Income (loss) from operations	(33.5)	46.4		12.9	5.7	7.6		13.2
Interest income (expense), net	(10.0)	5.8	(f)	(4.2)	0.3	—		0.3
Income (loss) before Income taxes	(43.4)	52.2		8.7	6.0	7.6		13.5
Income tax benefit	92.4	(92.4	)(g)	—		—		—
Net income (loss)	$48.9	$(40.2)		$8.7	$6.0	$7.6		$13.5

Net income (loss) per common share:
Basic	$0.99			$0.18	$0.12			$0.28
Diluted	$0.99			$0.18	$0.12			$0.27

Shares used to compute net income (loss) per share:
Basic	49.3			49.3	48.6			48.6
Diluted	49.6			49.6	49.3			49.3

* Actient revenues are included for the time period from April 26, 2013 to June 30, 2013

	6 Months	6 Months
	Ended June 30, 2013	Ended June 30, 2012
Adjustments to:
(a) Costs of goods sold:
Employee stock-based compensation (1)	$(0.1)	$(0.0)
Acquired inventory step -up value (2)	(4.5)	—
Total	$(4.6)	$(0.0)

(b) Research and development:
Employee stock-based compensation (1)	(1.4)	(1.2)

(c) Selling, general and administrative:
Employee stock-based compensation (1)	(6.5)	(6.3)
Acquisition related severance costs (3)	(10.0)	—
Acquisition related transaction and integration costs (3)	(10.7)	—
Total	$(27.3)	$(6.3)

(d) Amortization of purchased intangibles (4)	(10.9)	—

(e) Contingent consideration (5)	(2.3)	—

(f) Interest income (expense), net
Non-cash interest expense related to convertible debt and term loan (6)	5.8	—

(g) Income tax benefit (7)	(92.4)	—

(1)   The effects of employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions.  We believe this is a useful measure for employees because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how Auxilium management internally manages the business.

(2)   The effects of recognition of the step-up in value of inventory acquired in the Actient acquisition are excluded because this expense is non-cash and, consequently, we believe investors are able to more accurately compare our operating results to those of our peer companies.  Additionally, the amounts excluded are not indicative of anticipated ongoing operations.

(3)   The effects of non-recurring expenses related to the acquisition and integration are excluded because of the non-cash nature of these expenses and, we believe, such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies.  Additionally, the amounts excluded are not indicative of anticipated ongoing operations.

(4)   The effects of amortization of  intangible assets acquired in the Actient acquisition are excluded because this expense is non-cash and, we believe, such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies.

(5)   The effects of change in contingent consideration are excluded due to the nature of this charge, which is related to the change in the fair value of the liability for contingent consideration in connection with the acquisition of Actient. We believe such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies and is reflective of how Auxilium management internally manages the business.

(6)   The effects of non-cash interest related to the convertible senior notes due 2018 and the term loan due 2017 are excluded.  We believe such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies, and is reflective of how Auxilium management internally manages the business.

(7)   The effects of non-cash tax benefit related to the acquisition of Actient is excluded because of its non-recurring nature. We believe such exclusion facilitates investors ability to more accurately compare our operating results to those of our peer companies.

AUXILIUM PHARMACEUTICALS, INC.

Table 3- 2nd Quarter 2013 Net Revenue Details

(In millions, except for percentages)

(Unaudited)

	Three Months Ended June 30,		Increase	Six Months Ended June 30,		Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)

Testim revenues-
Net U.S. product sales	$53.2	$62.5	-15%	$98.5	$120.4	-18%

International revenues	1.2	1.3	-5%	1.4	2.1	-33%

Total Testim revenues	$54.4	$63.7	-15%	$99.8	$122.4	-18%

XIAFLEX revenues-
Net U.S. product sales	$15.0	$11.9	26%	$26.9	$24.5	10%

International revenues	3.9	2.5	54%	12.7	4.9	160%

Total XIAFLEX revenues	$18.9	$14.4	31%	$39.6	$29.4	35%

Testopel U.S. revenues*	$14.4		N/A	$14.4		N/A

Edex U.S. revenues*	$5.0		N/A	$5.0		N/A

Other U.S. revenues*	$7.9		N/A	$7.9		N/A

Total net revenues	$100.5	$78.2	29%	$166.7	$151.8	10%

* Actient revenues are included for the time period from April 26, 2013 to June 30, 2013

International revenues represent amortization of deferred upfront and milestone payments received on our licensing agreements, together with royalties earned on product sales by licensees.